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                                                                      EXHIBIT 14

                          SIGMATRON INTERNATIONAL, INC.

                                 CODE OF CONDUCT

At SigmaTron International, Inc. (the "Company"), we believe that ethical business practices provide the foundation upon which we build competitive excellence and business success. It is important that each of us at SigmaTron understands and abides by the Company's commitment to ethics, integrity, and honesty. As individuals, and collectively as a company, we must conduct ourselves in unwavering compliance with applicable laws, rules and regulations in all aspects of our operations. The Company's steadfast commitment to these principles is essential to our continued success in a growing and increasingly competitive marketplace.

This Code of Conduct covers a wide range of business practices and procedures. It does not intend to cover every issue that may arise, but it will serve as a guide to the basic principles and business practices expected of all employees, officers and directors of the Company. This Code of Conduct applies to all employees, officers, and members of the Board of Directors of the Company, and reference herein to employees shall include all Company employees, officers and directors.

                               GENERAL GUIDELINES

Each employee shall conduct the Company's business in compliance with the letter and the spirit of all applicable laws and regulations. Each employee shall also conduct himself in an ethical manner in all dealings with the Company, fellow employees, our customers and suppliers, and other third parties. Ethical business conduct should generally exist at a level well above the minimum requirements of the law. In a fundamental sense, this means practicing what is right and honest.

Each employee shall avoid those situations which do, or which appear to, present a conflict between his or her personal interest and the best interest of the Company. Employees often stand in a fiduciary relationship to the Company, and a conflict of interest will exist when the employee's personal interest may influence his or her judgment in conducting the Company's business, or may affect the employee's duty to give undivided loyalty to the Company. To avoid potential problems, the channels of communication must be kept open between those who are in a position to know of questionable practices and their supervisory personnel who should have known.

Any employee who is, or thinks he or she may be, confronted with a business ethics or conflict of interest problem should immediately request a determination from the Company as to whether or not a problem does in fact exist, and if so, what steps should be taken to correct or avoid it. Such determination shall be made for executive officers and directors by the Audit Committee of the Board of Directors and for all other officers and employees by the Company's

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Chief Financial Officer. The Company's President and the Company's general counsel will be available to advise and assist in resolving possible business ethics or conflict of interest problems.

The Company may from time to time develop and implement business practice directives consistent with this Code of Conduct providing more detailed guidance to it. The Company's employees, all officers and members shall be responsible for the enforcement of and compliance with this Code of Conduct and related directives within their areas of supervisory responsibility, and it is inappropriate for employees to override management controls.

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                                 BUSINESS ETHICS

Each employee's challenge is to make ethical decisions every day amid the many grey areas and complex pressures of doing business in a fast-moving and competitive environment. While it is impossible to set forth all applications of the Code of Conduct to each factual situation which could arise, this section is designed to illustrate how the Code of Conduct applies to the more common categories of business ethics situations.

EMPLOYEES AFFECTED

Conflicts of interest and other business ethics situations typically arise where an employee is in a position to direct or influence:

      a) Purchases - the purchasing of goods, materials or services on behalf of the Company.

      b) Sales - the determination of prices, terms of sale, quantities or quality of the Company's products or services.

      c) Competitive Position - the determination of product type, costs, quantity, price, sale or delivery terms of Company products or services.

      d) Investments - the acquisition or disposition of marketable securities, financial interests in other business organizations, real estate or other property.

      e)    Leases - the leasing of property or equipment from other companies.

      f) Credit or Loans - the extension of credit or money by banks or institutions or to or from outside customers or suppliers.

PAYMENTS, GIFTS AND RECORDKEEPING

1.    OFFERING GIFTS AND OTHER CONSIDERATIONS

      The use of Company funds, property or anything else of value for any purpose which would be in violation of any applicable law or regulation is strictly prohibited. In particular, the Company will not, under any circumstances, tolerate the offer, solicitation or giving of any payment by an employee in the nature of an undisclosed commission, kickback or bribe in connection with obtaining or retaining discretionary business, a contract, a competitive award or otherwise bestowing a special favor. Any Company gifts, gratuities or entertainment shall be given only to the extent the same are usual, customary and reasonable in amount and not in consideration for any improper

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      action by the recipient.

      As a general rule, gifts valued in excess of $250 should not be given by the Company or received by any employee. If an employee believes the giving or receiving of a gift valued in excess of $250 is appropriate in a particular circumstance, advance approval, in writing, must be obtained from the Chief Financial Officer or President. Documentation of all such approvals must be retained on file for audit review. A series of gifts under $250 but aggregating more than $250 to a single recipient in a short period of time would, of course, not be permissible under the above rule.

      Participation in business related functions, including the giving of lunches or other meals on occasion is a normal and permissible business practice. So long as an employee of the Company is present, these and other customary forms of entertainment such as lunches, dinners, other meals, sports, theater or entertainment tickets, or golf outings are not governed by the $250 limitation outlined above for gifts. However, care must be exercised to ensure that they are appropriate and that their value and frequency are not excessive. If an employee of the Company is not present, the $250 limitation applies.

2.    ACCEPTING GIFTS AND OTHER CONSIDERATIONS

      No employee, or member of his or her immediate family, should accept gifts or anything else of value from anyone having or seeking business with the Company, other than non-cash gifts of nominal value generally used for promotional purposes by the donor. As a general rule, "nominal value" is defined as not exceeding $250 in aggregate annual value. Receipt of gifts in excess of that value are subject to the approvals set forth in Section 1 above.

      As with giving gifts and other considerations, the acceptance of lunches or other meals on occasion is a normal and permissible business practice. So long as a representative of the donor is present, these and other forms of entertainment described above are not covered by the $250 limitation. However, if a representative of the donor is not present, these and other forms of entertainment are governed by the $250 annual limitation outlined above for gifts. In all cases, care must be exercised to ensure that they are appropriate and their value and frequency are not excessive.

      An employee should not accept loans from any persons or entities having or seeking business with the Company except recognized financial institutions at normal interest rates prevailing at the time of borrowing.

      In summary, nothing should be accepted which could impair, or appear to impair, an employee's ability to perform Company duties or to exercise judgment in a fair and unbiased manner.

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3.    DOCUMENTATION AND RECORDKEEPING

      No false or misleading entries shall be made in the books and records of the Company for any reason whatsoever. The documentation evidencing each transaction effected and each payment made on behalf of the Company shall fairly represent the nature of the transaction or the purpose of the payment. No payment shall be made to any person with the intent or understanding that any part of such payment is to be used for any purpose or remitted to any other person or entity other than as described by the invoice or other document supporting the payment.

      Any entries in expense reports shall fully and accurately disclose the amount and the purpose for the expenditure. Similarly, any withdrawals from a petty cash account shall be fully supported by appropriate documentation.

      The use of no Company fund or asset is permitted unless it is fully and properly recorded on the books and records of the Company or is specifically excepted from such recording pursuant to generally accepted accounting principles.

                              CONFLICTS OF INTEREST

A conflict of interest arises in any situation in which an employee has a personal interest that influences or appears to influence the employee's judgment or action in conducting the Company's business. The following are the most common types of conflicts of interest:

1.    BUSINESS INTEREST

      No employee shall serve as a director, officer, partner, employee, consultant, agent or representative of a competitor of, vendor to, or customer of the Company without specific approval. If the employee is a director or an executive officer, approval is to be from the Board of Directors. For any other employee, the President or appropriate Vice President to whom the employee ultimately reports shall review and approve the matter unless the President or Vice President believes that a conflict may exist in which case that officer shall refer the matter to the Company's Chief Financial Officer for determination. It shall not be a conflict of interest under this paragraph for an employee to own less than 5% of the capital stock of a publicly traded competitor, customer or vendor.

2.    INDIRECT INTERESTS

      With respect to indirect interests and relationships, there are three general rules to follow. First, an employee should not make or influence a decision relating to the

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      Company's engaging in business with a relative of the employee. Second, an employee should not derive an indirect benefit from a Company transaction involving a relative. Third, an employee should disclose (as provided in Section 1, Business Interest) any situation in which a relative has a material interest in a competitor or in any Company transaction.

3.    INFORMATION USAGE

      An employee should not use for personal benefit information concerning any aspect of the Company's business or information or that of any customer or vendor acquired as a result of his or her relationship with the Company. Moreover, such information should not be disclosed to any other person or entity except as required in the performance of Company duties or as expressly authorized by the Company. As a public company, disclosure of the Company's financial and other information not made public exposes employees not only to civil liabilities but also to administrative and criminal penalties. An employee can also be held liable to the Company for any benefit gained from improper use of such information or any damages sustained by the Company as a result of improper disclosure of such information.

                               CONTRACT COMPLIANCE

It is the responsibility of each employee, consultant or subcontractor of the Company to conduct the Company's business in compliance with the letter and spirit of all applicable laws and regulations. This includes the conduct of the Company's business through its contracts. Employees, consultants and subcontractors shall negotiate and perform the Company's contracts in an ethical manner and in compliance with this Code of Conduct.

There are, when dealing with the United States Government ("Government"), additional contract compliance requirements to be met. Please contact the Company's Chief Financial Officer in case an employee's dealings on behalf of the Company involve the Government.

                             FAIR BUSINESS PRACTICES

It is the Company's policy to observe both the letter and the spirit of the fair business laws of the United States and similar laws of the countries in which we do business. The fundamental objective of these laws, including the antitrust laws, is to protect and promote competition and free enterprise for the benefit of consumers. These laws reflect the belief that, in a marketplace characterized by honest and vigorous competition, the most innovative and efficient firms will thrive, scarce resources will be allocated to their most valued uses, and consumers will have the best products and services available at the lowest price. Our free enterprise system and the health of the nation's economy depend to a great extent on the competitive process and on rigorous enforcement of the antitrust laws, which is essential to the competitive process.

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Accordingly, the Company is committed to the fundamental public policy goals embodied in these laws.

We do not expect that all employees will be familiar with all laws, rules, and regulations; we do expect that all employees recognize when to seek advice from supervisors, managers, or other appropriate personnel.

1.    COLLUSION

      Agreements (formal or informal) between competitors to fix prices or bids, to allocate customers or territories, or to impose common terms of sale are violations of the antitrust laws. Such agreements can result in criminal and civil prosecution and are illegal regardless of their reasonableness. Agreements can be inferred from the overall conduct of the parties including meetings, telephone calls, parallel business behavior or the absence of competition between parties who would be likely competitors.

2.    PREDATION

      Attempts to control or limit market competition through the intentional use of existing market power are illegal. Markets are defined as a given type of product or service in a logical geographic area. Predatory pricing aimed at squeezing another competitor is unlawful. When we possess a dominant market share because of natural growth, by franchise or otherwise, it is improper to impose unreasonable contract or pricing terms, or to leverage our position in one market into another by using discriminatory pricing. Even where we do not possess a dominant market share, charges of attempted monopoly can be derived from marketing or sales plans which target specific competitors.

3.    OTHER FAIR BUSINESS REQUIREMENTS

      Misrepresentation of any material fact in any business setting may constitute fraud which the Company will not condone. Inducing a customer to breach an existing contract, providing kickbacks to customers, making defamatory statements concerning competitors, wrongful acquisition and use of truly confidential competitor information (such as customer lists) and ignoring an employee's non-compete obligations to a former employer/competitor are examples of unfair business practices which needlessly expose the Company to civil lawsuits and loss of reputation.

4.    DEALING WITH BUSINESS PARTNERS

      In some instances, the Company has affiliated itself with potential competitors through joint venture agreements. In these cases, the limited scope of the venture must be clearly defined and understood by Company personnel. Business not within the defined scope of

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      a venture must not be discussed with the venture partner. Such discussions subject all of the partners to charges of collusion and criminal as well as civil liability.

Company employees must be sensitive to the foregoing types of conduct and avoid situations from which unlawful conduct could be inferred. Lawsuits are won and lost on circumstantial evidence, i.e. do all the circumstances suggest something is true. Consequently, Company employees should scrupulously avoid situations which may convey an erroneous impression that they are engaging in improper conduct.

                         DISTRIBUTION OF CODE OF CONDUCT

A copy of the Code of Conduct will be distributed annually to each employee by the Department of Human Resources. Each employee will sign an acknowledgment that the employee has read the Code of Conduct and agrees to report any infractions of which he is aware as provided in the following paragraph. Each employee will return the signed acknowledgment to the Department of Human Resources. The Code of Conduct will also be reported to the Securities and Exchange Commission as appropriate in the Company's periodic filings and is available on the Company's website. To the extent required or permitted by the rules of the SEC and Nasdaq, the Company will disclose amendments and waivers relating to the Code of Conduct in the same manner.

                              REPORTING VIOLATIONS

Any employee with knowledge of an infraction of the Code of Conduct has an obligation to report it to the Chief Financial Officer, the President, or the Company's general counsel. The Chief Financial Officer or the President will review any issues reported to him or her on a confidential basis with the Company's general counsel. Where appropriate, the Chief Financial Officer or President will meet with the employee to review any such matter and carry out any investigation the Chief Financial Officer or President believes to be appropriate. The Chief Financial Officer or President will notify the Vice President to whom the employee directly or indirectly reports of the outcome of any such investigation. The identity of any employee making a report under this Code of Conduct will be kept confidential, unless otherwise required by law.

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                           POLICY AGAINST RETALIATION

Employees who report suspected violations or voice other concerns are assured that the Company will not tolerate any retaliation for reports made in good faith. The Company prohibits any employee from retaliating or taking adverse action of any kind against anyone for raising or helping to resolve a conduct concern. Any individual who is found to have engaged in retaliation against an employee for raising, in good faith, a conduct concern or for participating in the investigation of such a concern may be subject to discipline, up to and including immediate termination. If any individual believes he or she has been subjected to such retaliation, that individual is encouraged to report the situation as soon as possible to the President, Chief Financial Officer or the general counsel.

                         ENFORCEMENT AND ACCOUNTABILITY

Violation of any provision of this Code of Conduct will be considered sufficient grounds for disciplinary action, including the possibility of immediate termination of employment and may also be grounds for legal action against such employee, including, but not limited to seeking reimbursement for the Company of any funds or amounts for which the Company may become liable or which the employee has wrongfully disbursed or caused to be disbursed. In addition, the Company may report suspected violations to appropriate third parties, including law enforcement personnel or regulatory authorities.

                                   ASSISTANCE

Questions regarding any provision of the Code of Conduct should be directed to the Chief Financial Officer, the President, or the Company's general counsel. As of the effective date of this Code of Conduct, the Company's President is Gary
R. Fairhead, the Company's Chief Financial Officer is Linda K. Blake, and Sandy Miedema is Director of Human Resources. The Company's general counsel is Henry
J. Underwood, Defrees & Fiske, 200 South Michigan Avenue, Chicago, IL 60604, telephone number 312/372-4000, fax number 312/939-5617.

                                                          THE BOARD OF DIRECTORS

Adopted: May 3, 2004

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                            ACKNOWLEDGMENT OF RECEIPT

            I have received a copy of the Company's Code of Conduct. I agree to abide by the Code of Conduct and to report infractions known to me as set forth in the Code of Conduct.

                                                   _____________________________
                                                       Signature of Employee

                                                   _____________________________
                                                     Printed Name of Employee

                                                   _____________________________
                                                              Date
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                                                                      EXHIBIT 14

                                 DIRECTIVE UNDER
                          SIGMATRON INTERNATIONAL, INC.
                                 CODE OF CONDUCT

                        PAYMENTS, GIFTS AND RECORDKEEPING

In order for gifts made or received by Company employees, officers and directors ("employees") to be monitored by the Company, each employee is directed to notify the Chief Financial Officer of any gift valued in excess of $50.00 that is made by the employee on behalf of the Company or received by the employee from anyone having or seeking business with the Company.

A series of gifts under $50 but aggregating more than $50 to a single recipient in a short period of time would require reporting under this Directive.

Gifts made or received that are specifically exempted under the Code of Conduct, such as items or events constituting entertainment where an employee of the Company, in case of making the gift, or the donor or an employee of the donor, in case of receiving the gift, is present, remain exempt under this Directive.

From time to time, as the Chief Financial Officer deems appropriate, but no less frequently than once each year, the Chief Financial Officer shall review the record of such gifts and, if significant trends appear, the Chief Financial Officer shall discuss such trends with the President in order to decide whether management shall recommend to the Board of Directors any changes in the policies set forth in the Payments, Gifts and Recordkeeping section of the Code of Conduct.

                                                           ISSUED: June 18, 2004